Exhibit 7.11

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of September 1, 2014 (this “Agreement”), by and between Shanda SDG Investment Limited (the “Seller”), a British Virgin Islands corporation and a direct wholly-owned subsidiary of Shanda Interactive Entertainment Limited, a Caymans Islands company, and Ningxia Zhongyincashmere International Group Co., Ltd., a company formed under the laws of People’s Republic of China, (together with any permitted transferee or assignee thereof under this Agreement, the “Purchaser”, together with the Seller, each a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined shall have the meaning ascribed in Section 6.1 hereof.

W I T N E S S E T H :

WHEREAS, the Seller is the owner of 80,577,828 Class B Ordinary Shares of the Issuer (the “Class B Shares”) and intends to convert such shares into the same number of Class A Ordinary Shares of the Issuer (as converted, the “Shares”); and

WHEREAS, the Seller intends to sell to the Purchaser, and the Purchaser intends to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the Purchase Price, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, on the Closing Date, all of the Seller’s right, interest and title in the Shares (including all dividends, distributions and other benefits attaching to the Shares) for the Purchase Price. On the Closing Date, the Purchaser shall pay the Purchase Price to the Seller by a wire transfer of immediately available funds in U.S. dollars into an account designated by the Seller.

1.2 The Closing.

(a) The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place no later than the fifteenth (15th) Business Day immediately after the date of this Agreement, or such other date as may be agreed by both Parties in writing (the “Closing Date”).

(b) At the Closing:

(i) the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A) the original stock certificates representing the Shares, if any;

(B) a share transfer form duly executed by the Seller in respect of the Shares in favor of the Purchaser;

(C) a certified copy of the updated register of members of the Issuer reflecting the Purchaser as the sole holder of the Shares;

(D) a new share certificate in the name of the Purchaser in respect of the Shares;

 (E) all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement; and

(ii) the Purchaser shall deliver, or cause to be delivered, to the Seller

 (A) a wire transfer of immediately available funds into an account designated by the Seller in the amount of the Purchase Price; and

(B) all such other documents and instruments, if any, that are mutually determined by such Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c) Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at Closing have been made.

2. PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller, each and all of which shall be true and correct as of the date of this Agreement and the Closing Date:

2.1 Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2 No Conflicts. Except as would not have a material impact on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, nor does such action result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its property or assets.

2.3 No Consents. Except for  (i) the approval of the Ningxia Hui Autonomous  Region Development and Reform Commission, (ii) the approval of the Ministry of Commerce of the People’s Republic of China, and (iii) registrations with relevant local branch of State Administration of Foreign Exchange of the People’s Republic of China in charge of relevant foreign exchange transactions in connection with the payment of the Purchase Price, no filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, is necessary or required for entry into this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder.

2.4 Purchase for Investment. The Purchaser is acquiring the Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom.

2.5 Purchaser Status. The Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Shares and can bear the economic risk of its investment in the Shares.

2.6 Access. The Purchaser has and had access to such reports, statements and announcements publicly released or published by the Issuer as shall have been reasonably necessary for the Purchaser to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has such knowledge and experience in financial and business matters as to enable the Purchaser to make an informed decision with respect to the Purchaser’s purchase of the Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Section 3 below.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser, each and all of which shall be true and correct as of the date of this Agreement and the Closing Date:

3.1 Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2 Ownership and Transfer. The Seller has valid title to the Class B Shares, and will have valid title to the Shares prior to the Closing, in each case free and clear of all security interests, claims, liens, equities or other encumbrances (collectively, “Liens”). Upon transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens.

3.3 Litigation. There is no legal proceeding pending or, to the knowledge of the Seller, threatened, against the Seller or to which the Seller is otherwise a party relating to this Agreement or the transactions contemplated hereby.

3.4 No Conflicts.  Except as disclosed in the SEC Documents, the execution and delivery of this Agreement and the sale and delivery of the Shares by the Seller and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares or any property or assets of the Seller pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or any other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the property or assets of the Seller is subject, nor does such action result in any violation of the provisions of Organizational Documents of the Seller or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller or any of its property or assets.

3.5 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, of any country or nation, is necessary or required for the performance by the Seller of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement.

3.6 SEC Documents. To the knowledge of the Seller, the Issuer has filed with the Securities and Exchange Commission of the United States of America (the “SEC”) all forms, reports, schedules, statements, exhibits and other documents required to be filed under the Exchange Act or the Securities Act (all forms, reports, schedules, statements, exhibits and other documents filed or furnished by the Issuer with the SEC, collectively, the “SEC Documents”). To the knowledge of the Seller, as of its filing date, or, if amended, as of the date of the last such amendment, each SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.7 Absence of Certain Developments. To the best knowledge of the Seller, since December 31, 2013 there has been no Material Adverse Effect that is required to be, but has not been, disclosed in the SEC Documents, other than adverse effects relating to changes in general economic or political conditions or changes generally affecting the industry in which the Issuer operates.

4. CONDITIONS PRECEDENT

4.1 The obligations of the Seller under Sections 1.1 and 1.2(b)(i) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the Purchaser’s representations and warranties set forth in Section 2.1 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date, and

(b) The Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

4.2 The obligations of the Purchaser under Sections 1.1 and 1.2(b)(ii) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date, and

(b) The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

5. COVENANTS

5.1 Notification. Each party to this Agreement will notify the other party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such party of any of its agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement.

5.2 Price Adjustment; Return of Purchase Price.

(a) If within 1 year of the Closing Date, (i) a Take-Private Transaction is consummated, (ii) the Take-Private Per Share Consideration is greater than the Per Share Consideration and (iii) the Purchaser is a member of the consortium acquiring control of the Issuer in the Take-Private Transaction, the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after the consummation of the Take-Private Transaction, a wire transfer of immediately available funds into an account designated by the Seller in an amount (the “Make-whole Payment”) equal to the product of (A) number of Shares multiplied by (B) the result of (1) the Take-Private Per Share Consideration minus (2) the Per Share Consideration.

(b) If within 1 year of the Closing Date, (i) a Take-Private Transaction is consummated, (ii) the Take-Private Per Share Consideration is greater than the Per Share Consideration and (iii) the Purchaser is not a member of the consortium acquiring control of the Issuer in the Take-Private Transaction solely due to the Purchaser’s own decision or election not to participate in the Take-Private Transaction without the Seller’s written consent, the Purchaser shall deliver, or cause to be delivered, within 7 Business Days after the consummation of the Take-Private Transaction, a wire transfer of immediately available funds into an account designated by the Seller the Make-whole Payment as calculated in accordance with Section 5.2(a) above.

(c) If within 1 year of the Closing Date, (i) a Take-Private Transaction by a consortium including the Purchaser and the Seller is not consummated and (ii) such non-consummation is solely caused by the Seller failing to vote in favor of such Take-Private Transaction at the shareholders meeting called for the purposes of approving such transaction, the Seller shall deliver (in exchange for the delivery by the Purchaser to the Seller of the Shares, free and clear of all Liens), within 7 Business Days after the one-year anniversary of the Closing Date, by a wire transfer of immediately available funds into an account designated by the Purchaser, an amount equal to the Purchase Price.

5.3 Conversion to ADS. From and after the Consortium Agreement is terminated with respect to the Purchaser, at the request of the Purchaser, the Seller shall use its reasonable best efforts to cause the Issuer to cause, and cooperate with, the Depositary (as defined in the Deposit Agreement) to establish procedures enabling the deposit of the Shares with the Depositary in order to enable the Purchaser to hold its ownership interests in the Shares in the form of ADSs in accordance with Section 3 of the Deposit Agreement.

5.4 Indemnification. The Seller shall keep the Purchaser indemnified against any losses, liabilities, costs, claims, actions and demands (including any properly incurred expenses arising in connection therewith) which the Purchaser may incur, or which may be made against the Purchaser as a result of or in relation to any breach by the Seller of this Agreement or any misrepresentation in or breach of any of the Seller’s representations and warranties and the Seller shall reimburse the Purchaser for all properly incurred costs, charges and expenses which the Purchaser may pay or incur in connection with investigating, disputing or defending any such loss, liability, action or claim; provided that the representations and warranties of the Seller shall survive the Closing for 12 months.

5.5 SEC Filings. Each Party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such Party shall file a Form 13D to announce the entry into this Agreement.

5.6 Dividends. The Parties agree that any Post-Closing Dividends are for the account of the Purchaser. If any Post-Closing Dividend is paid to the Seller, the Seller shall pay (within 7 Business Days of the receipt of the Post-Closing Dividend by the Seller) such Post-Closing Dividend to the Purchaser by a wire transfer of immediately available funds into an account designated by the Purchaser; provided that at the time of such transfer of the Post-Closing Dividend from the Seller to the Purchaser, the Purchaser shall have paid the Purchase Price in full (together with interest, if any, accrued thereon in accordance with Section 5.7).

5.7 Interest. Starting on the day after the Closing Date, for every calendar day after the Closing Date, simple interest will accrue at a rate equal to 5% per annum in excess of the prime rate published by Citibank N.A. from time to time, calculated based on a 360-day year on any amounts required to be paid under this Agreement by the Purchaser to the Seller at the Closing, but not actually paid by the Purchaser to the Seller on the Closing Date.

5.8 Merger Price. The Purchaser agrees that it shall not, and shall cause its affiliates and any consortium of which it or any of its affiliates is a member not to, enter into any definitive agreement with the Issuer in connection with any Take-Private Transaction in which the Take-Private Per Share Consideration is below the Per Share Consideration, nor consummate any such Take-Private Per Share Consideration.

6. MISCELLANEOUS

6.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“ADS” means the American Depositary Shares of the Issuer, each representing two Class A Ordinary Shares.

“ADS/Share Ratio” means such portion of ADSs that is equivalent to one Class A Ordinary Share if one ADS does not represent one Class A Ordinary Share, which for the avoidance of doubt is ½ as of the date hereof.

“Affiliated Entities” means all companies listed on Exhibit 8.1 to the Form 20-F for the fiscal year ended December 31, 2013 filed with the SEC on April 29, 2014, and any other person (other than a natural person) (i) that is directly or indirectly controlled by the Issuer or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Issuer and are recorded on the books of the Issuer for financial reporting purposes in accordance with US GAAP.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States of America, a public holiday in the People’s Republic of China, Hong Kong, or the Cayman Islands, or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

“Class A Ordinary Shares” means ordinary shares, US$0.01 par value, of the Issuer.

“Class B Ordinary Shares” means ordinary shares, US$0.01 par value, of the Issuer.

 “Consortium Agreement” means the Consortium Agreement, dated as of January 27, 2014, by and between Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and Primavera Capital (Cayman) Fund I L.P., a limited partnership organized under the laws of the Cayman Islands, to which several entities joined as party after the signing date thereof.

“Deposit Agreement” means the Deposit Agreement, dated as of September 24, 2009 by and among (i) the Issuer, (ii) JPMorgan Chase Bank, N.A. and (iii) all holders and beneficial owners of ADSs issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Issuer” means Shanda Games Limited, a Cayman Islands exempted company.

“knowledge of” means, with respect to any person, the actual knowledge and constructive knowledge of such person.

“Material Adverse Effect” means a material adverse change in the business, properties, condition, financial or otherwise, or in the earnings, business affairs or prospects of the Issuer and the Affiliated Entities taken as a whole, whether or not arising in the ordinary course of business.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Per Share Consideration” means US$3.45.

“Post-Closing Dividend” means any dividend with respect to the Shares for which the record date is on or after the date of the Closing Date.

“Purchase Price” means the aggregate amount equal to the Per Share Consideration multiplied by the number of Shares.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended.

“Take-Private Per Share Consideration” means the consideration paid per ADS multiplied by the ADS/Share Ratio in a Take-Private Transaction.

“Take-Private Transaction” means an acquisition transaction pursuant to which the ADSs (and the underlying Class A Ordinary Shares) would be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act.

6.2 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Seller on or after September 30, 2014 (the “Long Stop Date”), if the Closing shall not have occurred by the close of business on such date as a direct result of the breach by the Purchaser of its obligations hereunder; provided that the Purchaser shall remain liable for its breach after such termination;

(b) at the election of the Purchaser on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on such date as a direct result of the breach by the Seller of its obligations hereunder; provided that the Seller shall remain liable for its breach after such termination; or

(c) by mutual written consent of the Seller and Purchaser.

6.3 Further Assurances. The Seller and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supercedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void; provided that, notwithstanding the foregoing, (i) Ningxia Zhongyincashmere International Group Co., Ltd. may assign to an affiliate formed under the laws of the Cayman Islands, the British Virgin Islands or Hong Kong all of its rights, remedies, obligations or liabilities arising hereunder or by reason hereof, in which case such assignee shall execute and deliver to the Seller an agreement to be bound by the terms of this Agreement and (ii) in connection with any assignment to such affiliate referenced in clause (i), Ningxia Zhongyincashmere International Group Co., Ltd. hereby fully and unconditionally guarantees to the Seller, as primary obligor and not merely as a surety, the prompt and full discharge of all of the obligations of such affiliate as the “Purchaser” under this Agreement.

6.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.9 Dispute Resolution.

(a) Subject to Section 6.9(b), any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.9, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.9(a) in any way.

(c) Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

6.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by international courier or by e-mail (with confirmation of receipt) to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

Shanda SDG Investment Limited
8 Stevens Road
Singapore 257819
Attention: Ms. Han Li

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Unit 1001, 10/F, Henley Building
5 Queen’s Road, Central
Hong Kong
Attention: Zhan Chen

If to the Purchaser, to:

Ningxia Zhongyincashmere International Group Co., Ltd.
Zhongyin Avenue
The Cashmere Industrial Park
Lingwu, Ningxia Province
China
Attention: Xiaofei Chen

6.11 Survival. All of the covenants and agreements of the parties in this Agreement shall survive the Closing.

6.12 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLER: SHANDA SDG INVESTMENTLIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

PURCHASER: NINGXIA ZHONGYINCASHMERE INTERNATIONAL GROUP CO., LTD.

By:	/s/ Shengming Ma
	Name:	Shengming Ma
	Title:	Chairman of the Board